Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES ACQUISITION OF

EXPEDITED FREIGHT SYSTEMS, INC.

Cudahy, WI – August 13, 2012 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), announced that it has acquired all of the outstanding stock of Expedited Freight Systems, Inc. (“EFS”), a Midwest regional overnight less-than-truckload (LTL) provider based in Kenosha, Wis. for approximately $10 million plus an earnout over four years. EFS has 12 terminal locations throughout the upper Midwest, which enables it to provide customized, overnight service to its customers.

Mark DiBlasi, President and CEO of Roadrunner, said, “The acquisition of EFS complements and expands our Midwest regional overnight service offering. EFS has an outstanding reputation for quality and service, which are paramount in the regional overnight business and have resulted in excellent customer relationships. The management team led by Tom Kurgan will remain in place and will continue to run the day-to-day operations of EFS.”

Scott Dobak, President of Roadrunner’s LTL group, added, “EFS’ terminal footprint and service offering align perfectly with our Midwest terminal network with limited overlap. Historically, Roadrunner’s Midwest regional service was principally outbound from Chicago to our existing Midwest terminal regions. Collectively, we will be able to offer our customers enhanced overnight services throughout the Midwest.”

Tom Kurgan, EFS’ President and CEO said, “The EFS team is very excited to become an integral part of Roadrunner. We were looking for a partner that could accelerate our ability to attain our growth objectives while maintaining our focus on customer service. We found Roadrunner to be a superior fit for EFS both strategically and culturally.”

In 2011, EFS generated revenues of approximately $19 million. EFS is expected to be accretive to Roadrunner’s earnings in the fourth quarter of 2012.

About Roadrunner Transportation Systems, Inc.

Roadrunner Transportation Systems is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner’s website, www.rrts.com.

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Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, our dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other “Risk Factors” set forth in our most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster,

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com

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